As filed with the Securities and Exchange Commission on March 31, 1998.

                                             Registration No. 333-46333
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         PRE EFFECTIVE AMENDMENT NO. 2
                                 FORM S-3/A-2

                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                           THE FEMALE HEALTH COMPANY
            (Exact Name of Registrant as Specified in Its Charter)

   Wisconsin
(State or Other                                     39-1144397
Jurisdiction of                                 (I.R.S. Employer
Incorporation or                              Identification No.)
Organization)


                           919 North Michigan Avenue
                                  Suite 2208
                            Chicago, Illinois 60611
                                (312) 280-2281
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                    O.B. Parrish, Chairman of the Board and
                            Chief Executive Officer
                           919 North Michigan Avenue
                                  Suite 2208
                            Chicago, Illinois 60611
                                (312) 280-2281
           (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)

                                  Copies to:

                        Reinhart, Boerner, Van Deuren,
                           Norris & Rieselbach, s.c.
                      1000 North Water Street, Suite 2100
                              Milwaukee, WI 53202
                         Attn:  James M. Bedore, Esq.



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   x
                                                       ---
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                  PRELIMINARY PROSPECTUS DATED March 31, 1998

                             SUBJECT TO COMPLETION

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale will be unlawful prior to registration or qualification under the securities laws of any such state.

                               1,239,727 Shares

                           THE FEMALE HEALTH COMPANY

                                 COMMON STOCK

     The shares offered hereby (the "Shares") consist of 1,239,727 shares of common stock, $.01 par value per share (the "Common Stock") of The Female Health Company, a Wisconsin corporation ("FHC" or the "Company") which are owned, or will become owned upon the exercise or conversion of convertible securities owned, by the selling shareholders listed herein under "Selling Shareholders" (the "Selling Shareholders"). The Shares may be offered from time to time by the Selling Shareholders. All expenses of the registration incurred in connection herewith are being borne by the Company, but all other selling expenses incurred by the Selling Shareholders, including any brokers' or underwriters' fees or commissions, will be borne by the Selling Shareholders. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders. The weighted average purchase price (which includes the fair market value as of the date of issuance for stock issued to consultants and advisors) of all of the currently outstanding common stock to be resold by the Selling Shareholders hereunder is $2.93 per share. Of the 1,239,727 shares being registered for resale hereunder, 1,123,927 of which are shares which may be issued to the Selling Shareholders upon exercise or conversion of other securities. Upon the effective date of the Registration Statement to which this Prospectus relates, a total of 1,073,927 of such shares will be issued or issuable pursuant to the terms of such convertible securities. The weighted average purchase price for such 1,073,927 shares of common stock then issued or issuable is currently approximately $2.63 per share.

     The Selling Shareholders, whether pledgees, donees, transferees or other successors, may sell the Shares from time to time in any of three ways:
i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares may be affected from time to time in one or more transactions (which may involve crosses or block transactions) (a) on the American Stock Exchange; or (b) in transactions otherwise than on the American Stock Exchange. Any of such transactions may be affected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of the Shares for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Shareholders and any broker-dealers or agents that participate in the distribution of the Shares might be deemed to be underwriters and any profit on the sale of the Shares by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     The Common Stock is currently listed on the American Stock Exchange under the symbol "FHC." On March 27, 1998, the last reported sale price of the Common Stock on the American Stock Exchange was $2.75 per share.

     The Shares being offered hereby the Selling Shareholders have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers affecting transactions in the Shares shall confirm their registration thereof under the securities law of the state in which such transactions occur, or the existence of an exemption from registration.

     THERE ARE CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BEFORE PURCHASING SHARES IN THIS OFFERING. SEE "RISK FACTORS" ON PAGE 7.
                            ______________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND



 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                The date of this Prospectus is March 31, 1998.
[/R]



AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act, omits certain of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     Statements contained herein and concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by references to the copy of the applicable document filed with the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, all reports filed by the Company via the Commission's Electronic Data Gathering and Retrieval System can be obtained from the Commission's Internet Website located at http://www.sec.gov. The Company's Common Stock is listed on the American Stock Exchange and reports and other information concerning the Company can also be inspected at such exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portion of documents filed by the Company with the Commission
(File No. 0-18849) are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, and all amendments thereto, including the Form 10-KSB/A-1 filed on March 25, 1998, and the Form 10-KSB/A-2 filed on March 31, 1998.

     (b) The Company's quarterly report on Form 10-QSB for the quarter ended December 31, 1997, and all amendments thereto, including the Form 10-QSB/A-1 filed on March 24, 1998 and the Form 10-QSB/A-2 filed on March 31, 1998.

     (c) The description of the Company's Common Stock which is contained in the Company's Registration Statement on Form 8-A filed September 28, 1990 under the Exchange Act.

     All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral request for copies should be directed to William R. Gargiulo, Jr., Secretary, The Female Health Company, 919 North Michigan Avenue, Suite 2208, Chicago, Illinois 60611, (312-280-2281).

                        CAUTIONARY STATEMENT REGARDING
                          FORWARD LOOKING STATEMENTS

     Certain statements included in the Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997, which are not statements of historical fact, are intended to be, and are hereby identified as, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. Such factors include, among others, the items identified in such documents or under the section of this document entitled "Risk Factors."



                                  THE COMPANY

     The Company was incorporated in Wisconsin in 1971. The Company is a global start-up company. Its business consists of the manufacture and sale of the female condom, known in the United States as REALITYR and under various other trade names in foreign countries. The Company was established in its current form as The Female Health Company on February 1, 1996.

     Over the past several years, the Company has expended significant time and resources in the development of the female condom and securing FDA approval to market the female condom in the United States. During this time, the Company also operated its original business of marketing specialty chemical and branded consumer products for the leisure time, household and institutional health care markets under the name Wisconsin Pharmacal. After considering various alternatives, on March 10, 1995, the Board of Directors selected the female condom as the central focus for the Company's strategic direction. This resulted in a strategy to sell WPC Holdings ("Holdings") and change the Company's name to The Female Health Company. After negotiations with the two potential purchasers, the Company executed a purchase agreement in June 1995 agreeing to sell Holdings to WPC Acquisition Corporation, subject to approval of the Company's shareholders (the "Sale"). At a special meeting of the Company's shareholders held on January 18, 1996, the shareholders approved the Sale and on January 29, 1996, the Company effectuated the Sale.

     While the Company was in the process of preparing a proxy statement to request that the Company's shareholders approve the Sale, the Company became aware that the sole stockholder of Chartex Resources Limited (which, together with its wholly owned subsidiary, Chartex International, Plc, is referred to herein collectively as "Chartex"), the manufacturer and owner of certain worldwide rights to, and the Company's sole supplier of, the female condom, was considering various alternatives for Chartex's future. Chartex had been funded primarily by a nonprofit Danish foundation. The foundation, as a nonprofit group, was not in a position to commercialize the female condom once it was fully developed. Because of this and the perceived benefits of an acquisition of Chartex, the Company negotiated with the sole stockholder to acquire Chartex and, on November 20, 1995, the Company executed an acquisition agreement to purchase the outstanding stock of Chartex (the "Chartex Acquisition"). The Company effectuated the Chartex Acquisition on February 1, 1996. These transactions created The Female Health Company as a global start-up business.

     As a result of the Sale and the Chartex Acquisition, the Company's sole business consists of the manufacture, marketing and sale of the female condom. The Company owns certain global intellectual property rights for the female condom, including patents in the United States, the European Union, Japan and various other countries, regulatory approvals in certain countries, including a Pre-Market Approval ("PMA") granted by the United States Food and Drug Administration approving and permitting marketing of the female condom in the United States (which PMA is required to market the product in the United States since the FDA determined that the product was a Class III medical device regulated by the FDA), and CE mark in the European Union (representing that the product, as a medical device, has been approved by the European Union ("EU") for marketing in the member countries of the EU) and certain proprietary manufacturing technology. In addition, the Company leases a state of the art manufacturing facility in London, England capable of producing 60 million female condoms per year. The facility has been inspected and approved by the FDA and the European Union.



     The Company believes the female condom has global potential to help prevent sexually transmitted diseases ("STDs") and unintended pregnancy. The World Health Organization ("WHO") estimates that worldwide there are 333 million new cases of STDs each year and the American Journal of Obstetrics and Gynecology (1993) noted that half of all pregnancies in women between the ages of 15 and 44 in the U.S. alone are unintended. Prevention of STDs and unintended pregnancies can significantly lower health care costs through the avoidance of expensive treatment for STDs and the expenses associated with unintended pregnancies. For example, a recent study by the National Academy of Science indicated that in the U.S. $17 billion is spent annually on STDs. However, for every $43 spent on treatment, only $1 is spent on prevention.

     The female condom is made of polyurethane which is approximately 40% stronger than latex, of which most male condoms are made. It is thin, comfortable and, unlike the male condom, can be put in place prior to sexual arousal. As a result, it is less disruptive to the natural flow of the sex act. To date, there have been no reported allergic reactions to the female condom. It is estimated about 7% of all individuals are allergic to latex.

     The female condom is effective in preventing STDs. The Joint United Nations Global Programme on HIV/AIDS ("UNAIDS") supported a comprehensive study in which one group was provided the male condom as an option, and a second group was provided with the male condom and female condom as options. In the group where the female condom was made available as an option versus the male condom only group, there was a 34% reduction in the incidence of STDs and a 25% reduction in unprotected sex acts. These results were released by UNAIDS in Geneva, Switzerland on July 14, 1997.

     The Company is focusing its efforts on the global public sector, the United States, Japan, the European Union and other key markets. The Company's strategy is to position itself as a manufacturer and capitalize on its proprietary position by selling through global public sector and country-specific private sector partners with established female/consumer marketing organizations with sufficient resources to penetrate the market. Existing global public sector and country-specific partners purchase the female condom ex-factory and are responsible for all marketing expenses.

     UNAIDS and the Company have entered into a multi-year global public sector agreement for FHC to provide the female condom to developing countries at a special reduced price based on worldwide volume.

     In the United States, the Company continues the educational-based thrust of its marketing in the private sector, focusing on advertisement and promotion directed toward young adults and special programs towards city, county and state public health agencies.

     In Japan, the Company has entered into a relationship with Taiho Pharmaceutical Co., Inc. ("Taiho"), a $1 billion division of a $5 billion Japanese health care company. Taiho will market the female condom in Japan once it receives Japanese regulatory approval. In October 1997, Taiho submitted an application to Koseisho (the Japanese equivalent of the United States Food and Drug Administration) seeking approval to market the female condom in Japan. The application is currently under review, with Taiho expecting to receive approval to launch the female condom in Japan in 1998. The Company's partner in Japan has invested more than $2 million to date in pre-launch development expenses. These expenses include costs for extensive contraceptive clinical studies by outside investigators throughout Japan. The results of these studies were recently published in the July 1997 issue of "The World of Obstetrics and Gynecology," a leading Japanese medical journal. The clinical investigator stated that "the results from the study show that the female condom is acceptable to Japanese couples, is efficacious and can be used safely. It is judged to be a highly useful medical device."

     The Company received approval by the European Union in January 1997 and is entitled to use the CE mark. This means the female condom may be marketed in any member country without country-specific approval. The Company is currently in discussions with potential European partners.

     In addition to Japan, the Company currently has partners in South Korea, Taiwan, Canada, Brazil and Holland. The Company is also in discussions with potential partners for Russia, the European Union, The People's Republic of China, India and other countries.

     The Company's principal executive offices are located at 919 North Michigan Avenue, Suite 2208, Chicago, Illinois, 60611, and its telephone number is 312-280-2281.



                                 RISK FACTORS

     Prospective investors should carefully consider the risk factors set forth below as well as the other information contained in this Prospectus.

     1. Additional Capital Required; Potential Dilution. Sales of the Company's sole product, the female condom, are currently insufficient to cover fixed manufacturing overhead, advertising, general and administrative costs. Consequently, management recognizes that the Company must secure additional capital to fund operating losses. At this stage in the Company's development, the amount and timing of the Company's future capital requirements cannot be precisely determined. Management's current plans require that the Company raise additional capital during fiscal 1998, either through the sale of debt or equity securities or the sale of Company assets or rights, or by discounting receivables and/or letters of credit or by other means available to the Company. However, factors affecting the Company's capital requirements, including new market launches by the Company's international partners and sales orders from existing customers, are outside the control of management. Some of these factors may increase the amount of capital required or accelerate the date when additional capital will be required or both. No assurance can be given that the Company will be successful in raising additional capital. Further, there can be no assurance that such amount, if raised, will be sufficient to operate the Company until sales of the female condom generate sufficient revenues to fund operations. In addition, any such funds raised may be costly to the Company and/or dilutive to existing shareholders.

     2. Reliance on Product Line. The Company expects to derive its future revenues from sales of the female condom, its sole current product. The product is in the early stages of its commercialization. Accordingly, the ultimate level of consumer acceptance of the female condom, which includes the consumer's decision to purchase the female condom versus other available products, is not yet known.

          The Company's current level of expenditures has been established to support a higher level of revenues associated with the female condom. For the Company to begin generating cash from operations, sales of the female condom will have to increase approximately four to five times the current annualized level ($250,000 per month). If sales do not increase from current levels to this degree or if the cost to obtain this level of sales is prohibitive, the Company will continue to incur operating losses and, ultimately, the Company's viability may be in jeopardy.

     3. Continued Listing on the American Stock Exchange. The Company's common stock is listed for trading on the American Stock Exchange (the "Exchange"). The Constitution of the Exchange provides that its Board of Governors may, in its discretion, at any time, remove any security from listing. Although the determination as to whether a security warrants delisting is not based on any precise mathematical formula, the Exchange has adopted a number of guidelines which it will consider when deciding whether to delist an Exchange-traded security. Certain of these guidelines address the issuer's financial condition. For example, the Exchange will consider delisting the securities of an issuer which has stockholders' equity of less than $2 million if the Company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years (which the Company has) or which has stockholders' equity of less than $4 million if the Company has sustained losses from continuing operations and/or net losses in three of its four most recent fiscal years (which the Company has). The



Exchange will also consider delisting the stock of a company which has incurred net losses in its five most recent fiscal years (which the Company has). As of December 31, 1997, the Company had stockholders' equity of approximately $4.5 million. On February 5, 1998, the Company received a letter from the Exchange noting that the Company has fallen below certain of the Exchange's continued listing guidelines and indicating that the Exchange will review the Company's listing eligibility. The letter specifically noted that the Company has fallen below the Exchange's continued listing guidelines triggered by both (a) five years of losses and (b) equity below $4 million since the Company had losses in three of its four most recent fiscal years. There can be no assurance that the Exchange will permit the continued listing of the Company's common stock on the Exchange. If the Exchange delists trading of the Company's common stock, investors would likely find it more difficult to obtain accurate quotations of the price of the Company's common stock and to sell the common stock on the open market.

     4. History of Losses; Sufficiency of Capital; Independent Auditor's Going Concern Opinion. The Company incurred a loss of $6.3 million for the year ended September 30, 1997 and a loss of $1.1 million for the quarter ended December 31, 1997. As of December 31, 1997, the Company had an accumulated deficit of $38.1 million. At December 31, 1997, the Company had working capital of $2.4 million and stockholders' equity of $4.5 million. Historically, the Company has incurred cash operating losses relating to expenses incurred to develop, manufacture and promote the female condom. Consistent with the availability of resources, the Company expects to incur substantial expenditures in fiscal 1998 in an effort to support its manufacturing operations and increase awareness and distribution of the female condom around the globe. Until internally generated funds are sufficient to meet cash requirements, the Company will remain dependent upon its ability to generate sufficient capital from outside sources. There can be no assurance that the Company will achieve a profitable level of operations in the near term or at all.

The independent auditor's report on the Company's consolidated financial statements for the years ended September 30, 1997 and 1996 was qualified as to the Company's ability to continue as a going concern. While many factors are considered by the auditor in reaching their opinion, the primary reason for the going concern opinion on the Company's financial statements was due to continued deficit cash flows from operations, driven largely by continued operating losses. For the year ended September 30, 1997, the Company's net cash used in operations was $5.0 million. For the three months ended December 31, 1997, the net cash used in operations totaled $0.9 million.

In the near term, the Company's management expects operating costs to continue to exceed funds generated from operations due principally to the Company's fixed manufacturing costs relative to current production volumes and the ongoing need to commercialize the female condom around the world. While management believes that revenue from sales of the female condom will eventually exceed operating costs and that ultimately operations will generate sufficient funds to meet capital requirements, there can be no assurance that such level of operations will be achieved in the near term. Management believes that the Company must first achieve, on a continuing basis, positive cash flow from operations and net operating profits in order for the Company's independent auditor's to reevaluate the going concern opinion.

     5. Competition. The Company believes that there is currently no other female condom sold in the world. The Company is aware of at least one other party that was developing an intravaginal pouch which could compete with the female condom. This party has obtained a patent on its device. Chartex instituted a suit for patent infringement in December, 1990 against this other company, its vice chairman and the alleged inventor of the competing intravaginal pouch. The defendants brought a summary judgment motion alleging that, regardless of the infringement or noninfringement of the Chartex patents by the competing product, the defendants were entitled to exemption from infringement litigation under 35 U.S.C. S 271(e)(1). This statute exempts devices from patent infringement if the making or using of those devices is "solely for uses reasonably related to the development and submission of information" to the FDA. The summary judgment was granted based upon a review of the statutory section expressed in a Northern District of California decision which is pending under appeal to the U.S. Court of Appeals for the Federal Circuit. As a result, the other company would have to market the product before Chartex could pursue a suit for patent infringement. The Company is unaware of any current development activity or attempt to secure FDA approval. The Company believes the other company has discontinued development of the product.

          Other parties may also seek to develop an intravaginal pouch which does not infringe Chartex's patents. These products, if developed, could be distributed by companies with greater financial resources and customer contacts than the Company.

          There are a number of other products currently marketed which have a higher degree of accepted efficacy for preventing conception. These products include birth control pills, Norplant and Depo Provera. However, other than the female condom, only the male condom is generally recognized as being efficacious in preventing unintended pregnancies and STDs. Companies manufacturing these products are generally larger than the Company and have access to greater resources than the Company. In addition, the female condom is generally sold at the retail level at prices comparatively greater than the price of the male condom. Accordingly, the female condom will not be able to compete with the male condom solely on the basis of price.

     6. Future Sales of Common Stock. Sales of the Company's Common Stock in the public market or the perception that such sales may occur, could adversely affect the market price of the Company's Common Stock. As of March 4, 1998, the Company had outstanding 9,556,163 shares of common stock and 1,409,927 shares of convertible preferred stock which are convertible into an equal number of shares of common stock. Of these shares, 8,693,652 shares currently outstanding are eligible for resale in the public market by persons other than "affiliates" of the Company (generally, a person who has a control relationship with the Company) without regard to any resale limitations under Rule 144 of the Securities Act. Further, the Company has issued options and warrants to purchase an aggregate of 2,411,780 shares of Common Stock, approximately 1,337,047 of which are currently exercisable. The Company has filed or intends to file registration statements under the Securities Act to register the sale of the shares underlying these options and warrants and, accordingly, any shares received upon exercise of these options or warrants will also be freely tradable without restriction by persons other than affiliates.

     7. Volatility of Stock Price. The market price of the Company's Common Stock has been and may continue to be affected by quarter-to-quarter variations in the Company's operating results, announcements by the Company's competitors and other factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations, particularly among emerging growth company stocks, which have often been unrelated to the operating performance of particular companies. Factors not directly related to the Company's performance, such as governmental regulation or negative industry reports, may also have a significant adverse impact on the market price of the Company's Common Stock.

     8. Dependence on Key Personnel. The Company's success will depend in large part upon its ability to attract and retain highly qualified personnel. The Company is particularly dependent upon the services of O.B. Parrish, its Chairman of the Board and Chief Executive Officer and Mary Ann Leeper, Ph.D., its President and Chief Operating Officer. The Company has entered into an employment agreement with Dr. Leeper. The loss of the services of these or certain other key individuals, or the failure of the Company to attract and retain other skilled personnel, could have a material adverse impact on the Company. The Company has not purchased key man life insurance insuring the lives of any of its executive officers of key employees.

     9. Penny Stock Rules. The Securities Enforcement and Penny Stock reform Act of 1990 requires additional disclosure in connection with trades in any stock defined as a "penny stock." The Securities and Exchange Commission's regulations generally define a penny stock to be an equity security that has a price of less than $5.00 per share, subject to certain exceptions (including equity securities listed on the American Stock Exchange) or issued by an issuer that has (a) net tangible assets in excess of $2 million, if such issuer has been in continuous operation for at least three years, (b) net tangible assets in excess of $5 million, if such issuer has been in continuous operation for less than three years, or (c) average annual revenues of at last $6 million for the last three years). Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if the Company's common stock falls within the definition of "penny stock," trading in the Company's securities would be covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934. Under this rule, generally broker/dealers who recommend such securities to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale of such securities.

     Although the Company believes that its securities will, as of the date of this prospectus, be outside the definitional scope of a penny stock, as they will be listed on the American Stock Exchange, in the event the Common Stock were subsequently to become characterized as a penny stock, the market liquidity for the Company's securities could be adversely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers in this offering to sell their securities in the secondary market.

     10. Contingent Liabilities. The Company has entered into an exclusive North American licensing agreement with the owner of the "reality" trademark and a royalty agreement with a nonprofit organization that previously conducted a major study to assess the safety and efficacy of the female condom. The Company's fiscal 1997 trademark royalty expense was approximately $5,700. During 1997, the Company did not achieve the minimum level of sales necessary to incur a royalty expense to the nonprofit organization.



     In conjunction with the Company's 1995 sale of its wholly-owned subsidiary, the Company remains contingently liable under a preexisting employment agreement and a facilities lease assumed by the buyer. In the event that the buyer defaults in making payments under these agreements, the Company would be obligated to make the payments. At September 30, 1997, the total future payments of these contingent liabilities was $3.1 million for the facilities lease and $0.6 million for the employment agreement.

     11. Product Liability. The nature of the Company's product may expose the Company to significant product liability risks. The Company maintains product liability insurance with coverage limits of $5 million per year on the female condom. There can be no assurance that the Company will be able to maintain such insurance on acceptable terms or that such insurance will provide adequate coverage against product liability claims. While no product liability claims on the female condom have been brought against the Company to date, a successful product liability claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

     12. Foreign Currency and Market Risk. The Company manufactures the female condom in a facility located in London, England. Further, a material portion of the Company's future sales are likely to be in foreign markets. Manufacturing costs and sales to foreign markets are subject to normal currency risks associated with changes in the exchange rate of foreign currencies relative to the United States Dollar. To date, the Company's management has not deemed it necessary to utilize currency hedging strategies to manage its currency risks. On an ongoing basis, management continues to evaluate its commercial transactions and is prepared to employ currency hedging strategies when it believes such strategies are appropriate. In addition, some of the Company's future international sales may be in developing nations where dramatic political or economic changes are possible. Such factors may adversely affect the Company's results of operations and financial condition.

     13. Government Regulation. The female condom is subject to regulation by the FDA, pursuant to the federal Food, Drug, and Cosmetic Act (the "FDC Act"), and by other state and foreign regulatory agencies. Under the FDC Act, medical devices must receive FDA clearance before they can be sold. FDA regulations also require the Company to adhere to certain "Good Manufacturing Practices," which include testing, quality control and documentation procedures. The Company's compliance with applicable regulatory requirements is monitored through periodic inspections by the FDA. The failure to comply with applicable regulations may result in fines, delays or suspensions of clearances, seizures or recalls of products, operating restrictions and criminal prosecutions and could have a material adverse effect on the Company.

     14. Management of Operations. The Company's future short-term and long-term success will be dependent upon its ability to effectively anticipate, respond to and manage changing business conditions. The Company believes that current management will be able to properly manage the Company's future operations. However, there can be no assurance that the Company will be able to adapt its manufacturing operations or administrative and financial functions to manage the Company's growth or to otherwise address the future needs of the business.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                             SELLING SHAREHOLDERS

          The 1,239,727 shares of the Company's Common Stock offered for sale pursuant to this Prospectus are owned by the shareholders listed below, or will become owned by such shareholders upon the exercise or conversion of convertible securities owned by them.

          The Shares being registered for sale by C.C.R.I. Corporation ("CCRI") are the shares which may be received by CCRI upon exercise of its Amended Warrant dated as of July 1, 1997 (the "Warrant"). The Warrant is exercisable for a total of 150,000 shares of the Company's Common Stock at an exercise price of $2.00 per share provided certain conditions are satisfied. The Warrant was issued by the Company to CCRI in consideration of CCRI's investor relations services provided to the Company. The Company and CCRI are parties to a Consulting Agreement dated March 13, 1995, which was amended by an Amendment to Consulting Agreement dated as of July 1, 1997, a letter from the Company to CCRI on February 2, 1998, and a letter from the Company to CCRI on March 18, 1998. The Consulting Agreement, as amended, provides that CCRI will provide consulting services to the Company until April 15, 1998. The 150,000 shares underlying the Warrant vest in equal increments of 50,000 shares as follows: (a) the first 50,000 shares vested and became exercisable on April 15, 1995; (b) the second 50,000 shares vested and became exercisable on September 1, 1997, since, on or before that date, the closing price of the Company's Common Stock was $4.00 per share or higher; (c) the third increment of 50,000 shares vest and become exercisable on April 15, 1998 if, on or before that date, the closing price of the Common Stock is $7.50 per share or higher (which vesting criteria has not yet been satisfied). Warrant shares which have not vested as of April 15, 1998 will not become exercisable and the Warrant will terminate as to such unvested shares after April 15, 1998. In accordance with this Consulting Agreement, CCRI continues to provide investor relations services to the Company.

          Chase Capital Advisors, Inc. ("Chase"), Richard J. Glaisner, Richard A. Schilffarth, Donald L. Grande, Howard M. Schnoll and Rick Cogswell received the Shares being registered for sale by them hereby in consideration of certain consulting services which their affiliated entity provided to the Company, primarily consisting of assisting the Company in its capital-raising efforts.

          Professional Edge Fund, L.L.C., JMG Capital Partners, L.P. and Triton Capital Investments, Ltd. each received the shares of Convertible Preferred Stock--Series 2 and the warrants referred to below in a private transaction on December 31, 1997. In connection with that transaction, Harlan P. Kleiman, Robert Schacter, Steven Lamar, Ernest Krauss and Thomas P. Griesel received warrants to purchase Common Stock in connection with their services to the Company's placement agent in that offering.

          Sanford Henry received his 25,000 shares on October 2, 1997 as compensation for certain financial consulting services which he provided in Europe for the Company.

          The Selling Shareholders acquired their respective Shares absent registration under the Securities Act pursuant to the exemption from registration afforded by the provisions of Section 4(2) of the Securities Act and Regulation D promulgated thereunder. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

          In recognition of the fact that each Selling Shareholder may wish to be legally permitted to sell the Shares when it deems appropriate, the Company has filed with the Commission, under the Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time by the Selling Shareholders.

                         Number of Shares  Number of Shares   Number of Shares
Name of                 Beneficially Owned   Being Offered   Beneficially Owned
Selling Shareholders     Prior to Offering       Hereby        After Offering
---------------------     ---------------      ---------       --------------
C.C.R.I. Corporation           150,000(1)         150,000               0
Chase Capital Advisors, Inc.    64,564             36,800          27,764
Richard J. Glaissner            19,970             19,970               0
Richard A. Schilffarth           8,790              8,790               0
Donald L. Grande                 6,891              6,891               0
Howard M. Schnoll                8,349              8,349               0
Rick Cogswell                   10,000             10,000               0
Professional Edge Fund, L.L.C. 484,963(2)         484,963               0
JMG Capital Partners, L.P.     242,482(3)         242,482               0
Triton Capital Investments, Ltd.242,482(3)        242,482               0
Harlan P. Kleiman                2,960(4)           2,960               0
Robert Schacter                    200(4)             200               0
Steven Lamar                       480(4)             480               0
Ernest Krauss                      200(4)             200               0
Thomas P. Griesel                  160(4)             160               0
Sanford Henry                   25,000             25,000               0

(1)Represents the aggregate number of shares which may be received by CCRI upon exercise of its warrant. Currently, only 100,000 shares are exercisable.
(2)Includes 364,963 shares of Convertible Preferred Stock--Series 2, which automatically convert into an equal number of shares of the Company's Common Stock on the date the registration statement to which this prospectus relates is declared effective by the Securities and Exchange Commission (the "Conversion Date"). Also includes 120,000 shares of Common Stock which may be received upon exercise of a warrant held by the shareholder. The warrant is exercisable at any time prior to December 31, 2001 at an exercise price equal to the lesser of (a) $3.425 per share or (b) the average of the three closing bid prices per share for a share of the Company's Common Stock for any three consecutive trading days, as selected by the holder, during the 30 consecutive trading-day period ending on the trading day immediately prior to the date of the exercise of the warrant.
(3)Includes 182,482 shares of Convertible Preferred Stock--Series 2, which automatically convert into an equal number of shares of the Company's Common Stock on the Conversion Date. Also includes 60,000 shares of Common Stock which may be received upon exercise of a warrant held by the shareholder. The warrant is exercisable at any time prior to December 31, 2001 at an exercise price equal to the lesser of (a) $3.425 per share or (b) the average of the three closing bid prices per share for a share of the Company's Common Stock for any three consecutive trading days, as selected by the holder, during the 30 consecutive trading-day period ending on the trading day immediately prior to the date of the exercise of the warrant.
(4)Represents shares which may be received upon exercise of a warrant held by the Selling Shareholder. The warrant was received by the Selling Shareholder in connection with his services to the Company's placement agent in the private offering of the Convertible Preferred Stock--Series 2. The warrant is exercisable at any time prior to December 31, 2001 at $4.11 per share.

                             PLAN OF DISTRIBUTION

          The Selling Shareholders, or their pledgees, donees, transferees or other successors, may sell the Shares in any one of three ways: (i) through broker-dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions (which may involve crosses or block transactions)
(a) on the American Stock Exchange or (b) in transactions otherwise than on the American Stock Exchange. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of the Shares for whom they may act as agent (which discounts, concessions or commissions will not exceed those customary in the types of transactions involved). The Selling Shareholders and any broker-dealers or agents that participate in the distribution of the Shares might be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

                                    EXPERTS

          The consolidated financial statements of the Company at September 30, 1997 and for the two years in the period ended September 30, 1997, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB, have been audited by McGladrey & Pullen LLP, independent auditors, as set forth in their report (which contains an explanatory paragraph with respect to conditions which raise substantial doubt about the Company's ability to continue as a going concern), in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that might result from the outcome of that uncertainty.

                                 LEGAL MATTERS

          The legality of the Shares of Common Stock offered hereby will be passed upon for the Company by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c., 1000 North Water Street, Suite 2100, Milwaukee, Wisconsin 53202.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Pursuant to Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted:
(a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

          Consistent with Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, Article VIII of the Company's By-Laws provides that the Company shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as an officer or director of the Company in the circumstances described above.
Article VIII of the By-Laws also provides that the directors of the Company are not subject to personal liability to the Company, its shareholders or persons asserting rights on behalf thereof, as provided in the Wisconsin Business Corporation Law. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law or otherwise.

          The indemnification provided as set forth above is not exclusive of any other rights to which a director or an officer of the Company may be entitled.

          The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.






     No person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy shares of Common Stock in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

     TABLE OF CONTENTS          Page

Available Information  .......... 3
Incorporation of Certain
 Documents by Reference  ........ 3
Cautionary Statement Regarding
 Forward Looking Statements  .... 3
The Company  .................... 5
Risk Factors.  .................. 7
Use of Proceeds  ................ 9
Selling Shareholders  ........... 9
Plan of Distribution  ...........11
Experts  ........................11
Legal Matters  ..................11
Indemnification of Directors
 and Officers  ..................11






                               1,239,727 Shares








                           THE FEMALE HEALTH COMPANY

                                 COMMON STOCK


                                  PRELIMINARY
                                  PROSPECTUS











                                March 31, 1998



II.  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The expenses relating to the registration of the Shares of Common Stock being offered hereby, other than underwriting discounts and commissions, will be borne by the Company. Such expenses are estimated to be as follows:

Item                                              Amount

Securities and Exchange Commission
Registration Fee                                  $1,120

Legal Fees and Expenses                            2,500

Accounting Fees and Expenses                       2,000

Miscellaneous Expenses                               500
                                                 -------
                                                  $6,120
                                                 =======

Item 15.  Indemnification of Directors and Officers

     Pursuant to Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in the defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted:
(a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that Section 180.0859 of the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted under Sections 180.0850 to 180.0858 as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as such directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

     Consistent with Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law, Article VIII of the Company's By-Laws provides that the Company shall indemnify any person in connection with legal proceedings threatened or brought against him by reason of his present or past status as an officer or director of the Company in the circumstances described above.
Article VIII of the By-Laws also provides that the directors of the Company are not subject to personal liability to the Company, its shareholders or persons asserting rights on behalf thereof, as provided in the Wisconsin Business Corporation Law. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Company, any By-Law or otherwise.

     The indemnification provided as set forth above is not exclusive of any other rights to which a director or an officer of the Company may be entitled.

     The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 16.  Exhibits

     Exhibit
     Number                        Description

     4.1  Amended and Restated Articles of Incorporation. (1)

     4.2 Articles II, VII and XI of the Amended and Restated By-Laws of the Company.(2)

     5    Opinion of Counsel. (3)

     23.1 Consent of McGladrey & Pullen, LLP, independent accountants.

     23.2 Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, s.c. (included in Exhibit 5).

     24   Power of Attorney (incorporated by reference to the signature page of this Registration Statement). (1)

     99.1 Investor relations and development services Consulting Agreement dated March 13, 1995 between C.C.R.I. Corporation and the Company.(4)

     99.2 Consultant Warrant Agreement dated March 13, 1995 issued by the Company to C.C.R.I. Corporation.(5)

     99.3 Amendment to Consulting Agreement dated as of July 1, 1997 between C.C.R.I. Corporation and the Company. (1)

     99.4 Letter from the Company to C.C.R.I. Corporation dated July 1, 1997, regarding the C.C.R.I. Warrant. (1)

     99.5 Form of Securities Purchase Agreement dated December 31, 1997 between the Company and the purchasers set forth on an exhibit thereto. (1)

     99.6 Form of Registration Rights Agreement dated December 31, 1997 between the Company and the investors in the Company's December 31, 1997 private placement. (1)

     99.7 Form of Common Stock Purchase Warrant dated December 31, 1997 issued by the Company to the investors listed on the exhibit thereto. (1)




     99.8 Letter from the Company to C.C.R.I. Corporation dated March 18, 1998, regarding the C.C.R.I. Warrant. (3)

1 Incorporated herein by reference to the Company's Registration Statement on Form S-3, Registration Statement No. 333-46333 filed February 13, 1998.

2 Incorporated herein by reference to the Company's 1995 Form 10-K.
3 Incorporated herein by reference to the Company's Amendment No. 1 to its Registration Statement on Form S-3, Registration Statement No. 333-46333 filed March 24, 1998.
4 Incorporated herein by reference to the Company's March 31, 1995 Form 10-Q. 5 Incorporated herein by reference to the Company's Pre-Effective Amendment No. 3 to its Form S-1 Registration Statement, Registration No. 333-3922, filed on June 17, 1996.

Item 17.  Undertakings

     The undersigned registrant undertakes as follows:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act and which are incorporated by reference in this Registration Statement.

          (b) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]



                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 31 day of March, 1998.

                                   THE FEMALE HEALTH COMPANY

                                   BY        /s/ O.B. Parrish

                                   O.B. Parrish, Chairman of the Board
                                   and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                         Date
                             Chairman of the Board,
/s/ O.B. Parrish             Chief Executive Officer,      March 31, 1998
O.B. Parrish                 Acting Principal Financial
                             and Accounting Officer
                             and Director

                             President, Chief Operating    March 31, 1998
Mary Ann Leeper, Ph.D. *     Officer and Director


                             Vice President, Secretary,    March 31, 1998
William R. Gargiulo, Jr. *   Treasurer and Director


___________________          Director                      ___________, 1998
Stephen M. Dearholt

___________________          Director                      ___________, 1998
David R. Bethune


*By:  /s/ O.B. Parrish
O. B. Parrish
Attorney-in-fact




EXHIBIT INDEX

Exhibit                                                      Page
Number                   Description                        Number

     4.1  Amended and Restated Articles of Incorporation. (1)

     4.2  Articles II, VII and XI of the Amended and Restated
          By-Laws of the Company.(2)

     5    Opinion of Counsel. (3)

     23.1 Consent of McGladrey & Pullen, LLP, independent accountants.

     23.2 Consent of Reinhart, Boerner, Van Deuren, Norris &
          Rieselbach, s.c. (included in Exhibit 5).

     24 Power of Attorney (incorporated by reference to the signature page of this Registration Statement). (1)

     99.1 Investor relations and development services Consulting
          Agreement dated March 13, 1995 between C.C.R.I.
          Corporation and the Company.(4)

     99.2 Consultant Warrant Agreement dated March 13, 1995
          issued by the Company to C.C.R.I. Corporation.(5)

     99.3 Amendment to Consulting Agreement dated as of July 1, 1997 between C.C.R.I. Corporation and the Company. (1)

     99.4 Letter from the Company to C.C.R.I. Corporation dated July 1, 1997 regarding the C.C.R.I. Warrant. (1)

     99.5 Form of Securities Purchase Agreement dated
          December 31, 1997 between the Company and the purchasers set forth on an exhibit thereto. (1)

     99.6 Form of Registration Rights Agreement dated
          December 31, 1997 between the Company and the investors in the Company's December 31, 1997 private placement. (1)

     99.7 Form of Common Stock Purchase Warrant dated
          December 31, 1997 issued by the Company to the investors listed on the exhibit thereto. (1)

     99.8 Letter from the Company to C.C.R.I. Corporation dated
          March 18, 1998, regarding the C.C.R.I. warrant. (3)

1 Incorporated herein by reference to the Company's Registration Statement on Form S-3, Registration Statement No. 333-46333 filed February 13, 1998.

2 Incorporated herein by reference to the Company's 1995 Form 10-K.3
3 Incorporated herein by reference to the Company's Amendment No. 1 to its Registration Statement on Form S-3, Registration Statement No. 333-46333 filed



March 24, 1998.
4 Incorporated herein by reference to the Company's March 31, 1995 Form 10-Q. 5 Incorporated herein by reference to the Company's Pre-Effective Amendment No. 3 to its Form S-1 Registration Statement, Registration No. 333-3922, filed on June 17, 1996.



                                 EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 20, 1997, which contain explanatory paragraphs relating to uncertainty as to the Company's ability to continue as a going concern and the Company's restatement due to the change in its method of accounting for discounts on convertible debentures, on the consolidated financial statements of The Female Health Company and subsidiary as of September 30, 1997 and for the years ended September 30, 1997 and 1996, which appears in the September 30, 1997, Annual Report on Form 10-KSB/A-2 of The Female Health Company.

                                   /s/  McGladrey & Pullen, LLP


Schaumburg, Illinois
March 31, 1998